Exhibit 4.4

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

AS AT MARCH 31, 2013

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In millions of U.S. dollars)	Notes	March 31, 2013	December 31, 2012[1]	January 1, 2012[1]
Assets
Current assets
Cash and cash equivalents		$648.0	$797.3	$1,046.7
Gold bullion (market value $215.3; December 31, 2012 - $223.3)	4	96.9	96.9	96.8
Income tax receivable		25.2	25.0	26.3
Receivables and other current assets	5	168.9	185.1	111.6
Inventories	6	289.3	259.5	192.3

		1,228.3	1,363.8	1,473.7

Non-current assets
Deferred income tax assets	7	59.2	55.4	41.4
Investments in associates and joint ventures	8	152.3	164.1	106.1
Mining assets	9	2,788.3	2,618.0	1,819.5
Exploration and evaluation assets		533.3	533.3	356.5
Goodwill		256.7	256.7	256.7
Other assets	10	264.4	304.3	247.7

		4,054.2	3,931.8	2,827.9

		$5,282.5	$5,295.6	$4,301.6

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities		$227.6	$219.4	$173.4
Income tax payable		82.9	60.2	100.3
Dividends payable		—	48.6	47.0
Current portion of provisions	15	6.0	5.9	3.7
Other liabilities		1.4	1.1	6.6

		317.9	335.2	331.0

Non-current liabilities
Deferred income tax liabilities	7	281.5	281.5	245.1
Long-term debt	11(a)	639.2	638.8	—
Provisions	15	230.2	235.0	196.3
Other liabilities		2.1	0.3	0.3

		1,153.0	1,155.6	441.7

		1,470.9	1,490.8	772.7

Equity
Equity attributable to IAMGOLD Corporation shareholders
Common shares	16	2,316.1	2,315.8	2,308.6
Contributed surplus		29.2	26.7	19.9
Retained earnings		1,354.1	1,343.2	1,104.9
Accumulated other comprehensive income		29.1	42.4	41.1

		3,728.5	3,728.1	3,474.5
Non-controlling interests		83.1	76.7	54.4

		3,811.6	3,804.8	3,528.9

Contingencies and commitments	15(b), 24

		$5,282.5	$5,295.6	$4,301.6

[1]	Balances have been reclassified as per note 2(c)(ii).

The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)		Three months ended March 31,
(In millions of U.S. dollars, except per share amounts)	Notes	2013	2012[1]
Revenues		$305.3	$354.1

Cost of sales	19	184.4	178.8
General and administrative expenses	20	12.7	12.7
Exploration expenses		22.1	19.5

Other		(2.1)	(2.4)

Operating costs		217.1	208.6
Earnings from operations		88.2	145.5
Share of net earnings from investments in associates and joint ventures (net of income tax)	8	6.8	10.2
Finance costs	21	(9.1)	(2.6)
Foreign exchange gains (losses)		(1.6)	11.1
Interest income and derivatives and other investment gains (losses)	22	(31.0)	14.6

Earnings before income tax expense		53.3	178.8
Income taxes	7	(36.0)	(49.8)

Net earnings		$17.3	$129.0

Net earnings attributable to
Equity holders of IAMGOLD Corporation		$10.9	$119.2
Non-controlling interests		6.4	9.8

		$17.3	$129.0

Attributable to equity holders of IAMGOLD Corporation
Weighted average number of common shares outstanding (in millions)	17
Basic		376.6	376.0
Diluted		376.9	376.8
Earnings per share ($ per share)
Basic		$0.03	$0.32
Diluted		$0.03	$0.32

[1]	Balances have been reclassified as per note 2(c)(ii).

The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)		Three months ended March 31,
(In millions of U.S. dollars)	Notes	2013	2012
Net earnings		$17.3	$129.0

Other comprehensive income (loss), net of tax
Net unrealized change in fair value of available-for-sale financial assets, net of tax	12(a)(i)	(18.0)	9.2
Net realized change in fair value and impairment of available-for-sale financial assets, net of tax	12(a)(i)	4.7	(0.9)

Total other comprehensive income (loss)		(13.3)	8.3

Comprehensive income		$4.0	$137.3

Comprehensive income attributable to
Equity holders of IAMGOLD Corporation		$(2.4)	$127.5
Non-controlling interests		6.4	9.8

		$4.0	$137.3

The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)		Three months ended March 31,
(In millions of U.S. dollars)	Notes	2013	2012
Common shares
Balance, beginning of the period		$2,315.8	$2,308.6
Issued shares on exercise of share-based payments		0.3	1.9

Balance, end of the period		2,316.1	2,310.5

Contributed surplus
Balance, beginning of the period		26.7	19.9
Issued shares on exercise of share-based payments		(0.2)	(0.4)
Share-based payments	18	2.7	1.8

Balance, end of the period		29.2	21.3

Retained earnings
Balance, beginning of the period		1,343.2	1,104.9
Net earnings attributable to equity holders of IAMGOLD Corporation		10.9	119.2

Balance, end of the period		1,354.1	1,224.1

Accumulated other comprehensive income
Available-for-sale fair value reserve
Balance, beginning of the period		42.4	41.1
Net change in fair value of available-for-sale financial assets, net of tax		(13.3)	8.3

Balance, end of the period		29.1	49.4

Equity attributable to IAMGOLD Corporation shareholders		3,728.5	3,605.3

Non-controlling interests
Balance, beginning of the period		76.7	54.4
Net earnings attributable to non-controlling interests		6.4	9.8
Dividends		—	(8.6)

Balance, end of the period		83.1	55.6

		$3,811.6	$3,660.9

The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)		Three months ended March 31,
(In millions of U.S. dollars)	Notes	2013	2012[1]
Operating activities
Net earnings		$17.3	$129.0
Adjustments for
Finance costs	21	9.1	2.6
Depreciation expense		39.0	38.0
Changes in estimates of asset retirement obligations at closed sites		(2.3)	(3.1)
Income tax		36.0	49.8
Impact of unrealized foreign exchange gains on cash and cash equivalents		(1.7)	(5.8)
Other non-cash items	23(a)	29.0	(19.9)
Adjustments for cash items	23(b)	3.1	0.2
Movements in non-cash working capital items and non-current ore stockpiles	23(c)	(15.7)	(31.6)

Cash generated from operating activities		113.8	159.2
Income tax paid		(14.3)	(10.0)

Net cash from operating activities		99.5	149.2

Investing activities
Mining assets
Capital expenditures		(194.7)	(118.2)
Sales proceeds		0.4	0.4
Additions to exploration and evaluation assets		—	(0.7)
Other investing activities	23(d)	(4.9)	(10.1)

Net cash used in investing activities		(199.2)	(128.6)

Financing activities
Proceeds from issue of share capital		0.1	1.5
Dividends paid		(48.6)	(48.8)
Loans to related parties		(2.0)	—
Interest paid		(0.8)	(0.8)
Other		—	(4.3)

Net cash used in financing activities		(51.3)	(52.4)

Unrealized impact of foreign exchange on cash and cash equivalents		1.7	5.8

Decrease in cash and cash equivalents		(149.3)	(26.0)
Cash and cash equivalents, beginning of the period		797.3	1,046.7

Cash and cash equivalents, end of the period		$648.0	$1,020.7

[1]	Balances have been reclassified as per note 2(c)(ii).

The accompanying notes are an integral part of these unaudited consolidated interim financial statements.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(Amounts in notes and in tables are in millions of U.S. dollars, except where otherwise indicated) (Unaudited)

1.	CORPORATE INFORMATION

IAMGOLD Corporation (“IAMGOLD” or “the Company”) is a corporation incorporated under the Canada Business Corporations Act and domiciled in Canada whose shares are publicly traded. The address of the Company’s registered office is 401 Bay Street, Suite 3200, Toronto, Ontario, Canada.

The principal activities of the Company are the exploration, development and operation of gold mining properties, and the operation of a niobium mine.

2.	BASIS OF PREPARATION

(a)	Statement of compliance

The unaudited condensed consolidated interim financial statements (“consolidated interim financial statements”) of IAMGOLD and all its subsidiaries, joint ventures and associates, as at and for the three months ended March 31, 2013, have been prepared in accordance with IAS 34, Interim Financial Reporting, and do not include all of the information required for full annual consolidated financial statements. Accordingly certain information and disclosures normally included in annual financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) have been omitted or condensed.

The consolidated interim financial statements of IAMGOLD were authorized for issue in accordance with a resolution of the Board of Directors on May 7, 2013.

Certain 2012 comparative figures have been reclassified to conform to the consolidated financial statement presentation adopted in 2013. Refer to note 2(c)(ii).

(b)	Significant accounting judgments, estimates and assumptions

The preparation of consolidated interim financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the consolidated interim financial statements and reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

(c)	Significant accounting policies

These consolidated interim financial statements have been prepared following the same accounting policies and methods of computation as the annual audited consolidated financial statements for the year ended December 31, 2012, except for the following new accounting standards and amendment to standards and interpretations, which were effective January 1, 2013, and applied in preparing these consolidated interim financial statements. The Company evaluated the impact to its consolidated interim financial statements as a result of the new standards. These are summarized as follows:

(i)	IFRS 10 – Consolidated Financial Statements

As a result of the adoption of IFRS 10, the Company has changed its accounting policy with respect to determining whether it has control over and consequently whether it consolidates its investees. IFRS 10 superseded IAS 27, Consolidated and Separate Financial Statements, and SIC 12, Consolidation – Special Purpose Entities. IFRS 10 retains the concept that a company should consolidate all entities that it controls, and provides for a new definition of control. Accordingly, an investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. IFRS 10 did not have a material impact on the Company’s consolidated financial statements upon its adoption on January 1, 2013.

IAS 27, Separate Financial Statements, now only contains accounting and disclosure requirements for the preparation of separate financial statements, as consolidation guidance is now contained within IFRS 10. There was no material impact on the Company’s consolidated financial statements upon adoption of the amended IAS 27 on January 1, 2013.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

(ii)	IFRS 11 – Joint Arrangements

As a result of the adoption of IFRS 11, the Company has changed its accounting with respect to its interests in joint arrangements. Under IFRS 11, joint arrangements are now classified as either joint operations or joint ventures, depending upon the rights and obligations of the parties to the arrangement. When making this assessment, the Company considers the structure of the arrangements, the legal form of any separate vehicles, the contractual terms of the arrangements and other facts and circumstances.

Under IFRS 11, joint ventures are accounted for using the equity method and joint operations are accounted for in a manner similar to proportionate consolidation.

The Company reviewed its joint arrangements under IFRS 11, and concluded that Sadiola and Yatela are considered joint ventures for accounting purposes. Consequently, effective January 1, 2013, IAMGOLD began accounting for its interests in Sadiola and Yatela using the equity method instead of proportionate consolidation. Retrospective adjustments were applied as at the beginning of the earliest period presented, January 1, 2012. On transition, the initial investment was measured as the aggregate of the carrying amounts of the assets and liabilities that had previously been consolidated. On transition, the Company assessed the investments for indications of impairment and concluded no impairment existed.

The following tables summarize the adjustments made to the Company’s consolidated balance sheets at January 1, 2012 and December 31, 2012, and its consolidated statements of earnings and cash flows for the three months ended March 31, 2012 as a result of accounting for its investments in Sadiola and Yatela using the equity method instead of proportionate consolidation.

Consolidated Balance Sheet

	January 1, 2012
	As previously reported	Adjustments	As restated
Assets
Cash and cash equivalents	$1,051.6	$(4.9)	$1,046.7
Receivables and other current assets	132.3	(20.7)	111.6
Inventories	239.1	(46.8)	192.3
Investments in associates and joint ventures	16.3	89.8	106.1
Mining assets	1,881.6	(62.1)	1,819.5
Other non-current assets	295.2	(47.5)	247.7

Impact on total assets		$(92.2)

Liabilities
Accounts payable and accrued liabilities	$205.6	$(32.2)	$173.4
Income tax payable	109.2	(8.9)	100.3
Current portion of provisions	6.7	(3.0)	3.7
Deferred income tax liabilities	256.4	(11.3)	245.1
Provisions	233.1	(36.8)	196.3

Impact on total liabilities		$(92.2)

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

Consolidated Balance Sheet

	December 31, 2012
	As previously reported	Adjustments	As restated
Assets
Cash and cash equivalents	$813.5	$(16.2)	$797.3
Receivables and other current assets	160.6	24.5	185.1
Inventories	305.1	(45.6)	259.5
Investments in associates and joint ventures	56.1	108.0	164.1
Mining assets	2,713.3	(95.3)	2,618.0
Other non-current assets	360.3	(56.0)	304.3

Impact on total assets		$(80.6)

Liabilities
Accounts payable and accrued liabilities	$252.3	$(32.9)	$219.4
Income tax payable	62.2	(2.0)	60.2
Current portion of provisions	8.9	(3.0)	5.9
Deferred income tax liabilities	285.6	(4.1)	281.5
Provisions	273.6	(38.6)	235.0

Impact on total liabilities		$(80.6)

Consolidated Statement of Earnings

	Three months ended March 31, 2012
	As previously reported	Adjustments	As restated
Share of net earnings from investments in associates and joint ventures (net of income tax)	$2.8	$7.4	$10.2
Revenues	404.2	(50.1)	354.1
Cost of sales	(218.7)	39.9	(178.8)
Exploration expenses	(20.2)	0.7	(19.5)
Other operating costs	2.5	(0.1)	2.4
Foreign exchange gains	10.3	0.8	11.1
Income taxes	(51.2)	1.4	(49.8)

Impact on net earnings and total comprehensive income		$—

Consolidated Statement of Cash Flows

	Three months ended March 31, 2012
	As previously reported	Adjustments	As restated
Net cash from operating activities	$171.1	$(21.9)	$149.2
Net cash used in investing activities	(142.8)	14.2	(128.6)

Impact on change in cash and cash equivalents		$(7.7)

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

(iii)	IFRS 12 – Disclosure of Interests in Other Entities

IFRS 12 replaces the existing disclosure requirements for entities that have interests in subsidiaries, joint arrangements and associates, and also contains disclosure requirements for entities that have interests in unconsolidated structured entities. The Company will expand disclosure regarding its interest in other entities, such as information to enable users to evaluate the nature of, and risks associated with, the Company’s interests in other entities, and the effects of those interests on its consolidated balance sheet, financial performance and cash flows in the annual consolidated financial statements. There was no material impact on the Company’s financial position or net earnings upon adoption of IFRS 12 on January 1, 2013.

(iv)	IFRS 13 – Fair Value Measurement

IFRS 13 replaces the fair value measurement guidance contained in individual IFRS with a single source of fair value measurement guidance, and defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There was no material impact on the Company’s consolidated financial statements upon adoption of IFRS 13 on January 1, 2013. The Company provides IFRS 13 disclosure requirements in note 13, which helps users of its consolidated financial statements assess both of the following:

•

For assets and liabilities that are measured at fair value on a recurring or non-recurring basis in the balance sheet after initial recognition, the valuation techniques and inputs used to develop those measurements.

•	For recurring fair value measurements using significant unobservable inputs (Level 3), the effect of the measurements on profit or loss or other comprehensive income for the period.

(v)	IFRIC 20 – Stripping Costs in the Production Phase of a Surface Mine

IFRIC 20 provides guidance on the accounting for the costs of stripping activity in the production phase of surface mining in situations where the following benefits accrue to the entity from the stripping activity: usable ore that can be used to produce inventory and improved access to further quantities of material that will be mined in future periods. Based on its review, there was no material impact on the Company’s consolidated financial statements upon the adoption of IFRIC 20 on January 1, 2013.

(d)	Basis of consolidation

Subsidiaries, joint ventures and investments in associates and joint ventures related to significant properties of the Company are accounted for as outlined below.

Name	Property – Location	March 31, 2013	December 31, 2012	Type of Arrangement	Accounting Method
Rosebel Gold Mines N.V.	Rosebel mine – Suriname	95%	95%	Subsidiary	Consolidation
Essakane S.A.	Essakane mine – Burkina Faso	90%	90%	Subsidiary	Consolidation
Doyon division including the Westwood project[1]	Doyon division – Canada	100%	100%	Division	Consolidation
Niobec Inc.	Niobec mine – Canada	100%	100%	Subsidiary	Consolidation
Trelawney Mining and Exploration Inc.[2]	Côté Gold project – Canada	100%	100%	Subsidiary	Consolidation
Société d’Exploitation des Mines d’Or de Sadiola S.A.	Sadiola mine – Mali	41%	41%	Joint venture	Equity accounting[3]
Société d’Exploitation des Mines d’Or de Yatela S.A.	Yatela mine – Mali	40%	40%	Joint venture	Equity accounting	[3]
Galane Gold Ltd.	Mupane mine – Botswana	45.2%	45.3%	Associate	Equity accounting
INV Metals Inc.	Loma Larga project – Ecuador	47%	47%	Associate	Equity accounting

[1]	Division of IAMGOLD Corporation.
[2]	Trelawney Mining and Exploration Inc., which owns a 92.5% interest in the Côté Gold project located adjacent to the Swayze Greenstone Belt in northern Ontario, Canada.
[3]	Effective with the adoption of IFRS 11 on January 1, 2013, IAMGOLD accounts for its interests in Sadiola and Yatela using the equity method instead of proportionate consolidation.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

3.	FUTURE ACCOUNTING POLICIES

The following new standard was not yet effective for the three months ended March 31, 2013, and has not been applied in preparing these consolidated interim financial statements. The Company will evaluate the impact of the change to its consolidated financial statements as a result of the new standard. The new standard is summarized as follows:

IFRS 9 – Financial Instruments

The IASB has issued IFRS 9, Financial Instruments, which will replace IAS 39, Financial Instruments: Recognition and Measurement, and some of the requirements of IFRS 7, Financial Instruments: Disclosures. IFRS 9 is planned to be effective on January 1, 2015. The objective of IFRS 9 is to establish principles for the financial reporting of financial assets and financial liabilities that will present relevant and useful information to users of financial statements for their assessment of the amounts, timing and uncertainty of an entity’s future cash flows.

4.	GOLD BULLION

				March 31, 2013	December 31, 2012
Ounces held		(oz	)	134,737	134,737
Weighted average acquisition cost	($	/oz	)	$720	$720
Acquisition cost	($	millions	)	$96.9	$96 .9
End of period spot price for gold	($	/oz	)	$1,598	$1,658
End of period market value	($	millions	)	$215.3	$223.3

5.	RECEIVABLES AND OTHER CURRENT ASSETS

	March 31, 2013	December 31, 2012
Gold receivables	$1.8	$2.4
Settlement receivables from sales of niobium	20.3	16.8
Receivables from governments [1]	28.3	40.4
Receivables from related parties	58.9	53.8
Other receivables	13.7	17.0

Total receivables	123.0	130.4
Marketable securities and warrants held as investments	17.7	19.0
Prepaid expenses	20.2	18.9
Derivatives	7.8	16.8
Other current assets	0.2	—

	$168.9	$185.1

[1]	Receivables from governments relate primarily to value added tax.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

6.	INVENTORIES

	March 31, 2013	December 31, 2012
Finished goods
Gold production inventories	$53.7	$38.9
Niobium production inventories	14.1	14.5
Ore stockpiles	49.8	42.8
Mine supplies	171.7	163.3

	289.3	259.5
Ore stockpiles included in other non-current assets	82.4	82.6

	$371.7	$342.1

7.	INCOME TAXES

The Company estimates the effective income tax rate, including the impact of changes in exchange rates for foreign currency, expected to be applicable for the full fiscal year and uses that rate to calculate the income tax expense for interim reporting periods. The Company recognizes the tax impact of changes in the non-recognition of losses, enacted tax rates and other items as discrete items in the interim period in which they occur.

The effective income tax rate varies from the combined Canadian federal and provincial statutory income tax rate and mining duty rate. The differences between the effective income tax rate and combined statutory rate are due to fluctuations in exchange rates for foreign currency, the non-recognition of losses and other discrete items.

8.	INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

A joint venture is an arrangement whereby the parties (joint venturers) that have joint control of the arrangement have rights to the net assets of the arrangement. This is an arrangement that involves the use of a separate vehicle, where the individual assets and liabilities of the arrangement reside with the vehicle, in both form and substance.

Investments in associates are those entities in which the Company has significant influence, but no control or joint control.

Joint ventures

Upon the adoption of IFRS 11, Joint Arrangements, the Company’s interests in gold mines Sadiola (41%) and Yatela (40%) in Mali were considered joint ventures for accounting purposes. Both entities are structured as a separate vehicle and provide the Company rights to the net assets of the entity. Consequently, effective January 1, 2013, with retrospective adjustments applied at the beginning of the earliest period presented, January 1, 2012, IAMGOLD accounts for its interests in Sadiola and Yatela using the equity method instead of proportionate consolidation.

Associates

IAMGOLD owns 45.2% of outstanding shares in Galane Gold Ltd. (“Galane”) as at March 31, 2013. The ownership percentage in Galane as of December 31, 2012 was 45.3%. The share purchase agreement does not have any reference to other rights that would give power to IAMGOLD.

IAMGOLD owns 47% of outstanding shares in INV Metals Inc. (“INV Metals”). The share purchase agreement restricts IAMGOLD from changing the board of directors of INV Metals for the first 24-months commencing June 20, 2012, except to nominate one board member.

Equity accounting

Joint ventures and associates are included in the consolidated balance sheets as investments in associates and joint ventures. The Company’s share of net earnings (losses) is included in the consolidated statements of earnings as share of net earnings (losses) from investments in associates and joint ventures (net of income tax).

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

	Joint Ventures		Associates
	Sadiola	Yatela	Galane	INV Metals	Total
Balance, January 1, 2012	$84.2	$5.6	$16.3	$—	$106.1
Acquisition	—	—	—	27.8	27.8
Dividends	(16.5)	—	—	—	(16.5)
Share of net earnings (losses)
(net of income tax)	38.7	(4.0)	12.0	—	46.7

Balance, December 31, 2012	106.4	1.6	28.3	27.8	164.1
Impairment[1]	—	—	—	(18.6)	(18.6)
Share of net earnings (losses)
(net of income tax)	7.6	0.3	(1.0)	(0.1)	6.8

Balance, March 31, 2013	$114.0	$1.9	$27.3	$9.1	$152.3

[1]	Refer to note 13(b).

The breakdown of the assets and liabilities that have been aggregated into the single line investment balance as at the January 1, 2012 is as follows:

	Sadiola	Yatela	Total
Cash and cash equivalents	$1.5	$3.4	$4.9
Other current assets	44.4	23.1	67.5
Non-current assets	103.6	6.0	109.6
Current liabilities	(32.7)	(11.4)	(44.1)
Non-current liabilities	(32.6)	(15.5)	(48.1)

Net assets	$84.2	$5.6	89.8
Investments in associates prior to the adoption of IFRS 11			16.3

Balance, January 1, 2012 upon adoption of IFRS 11			$106.1

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

9.	MINING ASSETS

	Construction in progress	Mining properties and deferred costs	Plant and equipment	Total
Cost
Balance, January 1, 2012	$95.9	$1,634.6	$1,059.1	$2,789.6
Additions	379.2	105.8	115.6	600.6
Changes in asset retirement obligations	—	29.4	—	29.4
Disposals	—	—	(11.4)	(11.4)
Transfer[1]	329.6	—	—	329.6
Transfers within mining assets	(103.0)	25.1	77.9	—
Other	—	—	9.0	9.0

Balance, December 31, 2012	701.7	1,794.9	1,250.2	3,746.8
Additions	136.7	37.8	41.7	216.2
Changes in asset retirement obligations	—	(1.7)	—	(1.7)
Disposals	—	—	(3.3)	(3.3)
Transfers within mining assets	(19.8)	—	19.8	—

Balance, March 31, 2013	$818.6	$1,831.0	$1,308.4	$3,958.0

Accumulated Depreciation
Balance, January 1, 2012	$—	$629.4	$340.7	$970.1
Depreciation expense[2]	—	73.5	92.0	165.5
Disposals	—	—	(7.3)	(7.3)
Other	—	—	0.5	0.5

Balance, December 31, 2012	—	702.9	425.9	1,128.8
Depreciation expense[2]	—	21.1	22.5	43.6
Disposals	—	—	(2.7)	(2.7)

Balance, March 31, 2013	$—	$724.0	$445.7	$1,169.7

Net book value, December 31, 2012	$701.7	$1,092.0	$824.3	$2,618.0

Net book value, March 31, 2013	$818.6	$1,107.0	$862.7	$2,788.3

[1]

Upon determination of technical feasibility and commercial viability of a project, the related exploration and evaluation assets are transferred to construction in progress. During the year ended December 31, 2012, capitalized costs related to the Westwood project were transferred from exploration and evaluation assets to mining assets.

[2]	Excludes depreciation expense relating to corporate assets.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

10.	OTHER NON-CURRENT ASSETS

	March 31, 2013	December 31, 2012
Ore stockpiles	$82.4	$82.6
Marketable securities and warrants held as investments	56.3	76.3
Deposits on non-current assets	53.5	77.3
Receivables from governments [1]	26.6	25.3
Royalty interests	18.2	18.8
Other	27.4	24.0

	$264.4	$304.3

[1]	Receivables from governments relate primarily to federal exploration credits.

11.	LONG-TERM DEBT AND CREDIT FACILITIES

(a)	Senior unsecured notes

On September 21, 2012, the Company issued at face value $650.0 million of senior unsecured notes (“Notes”) with an interest rate of 6.75% per annum. The Notes are denominated in U.S. dollars and mature on October 1, 2020. Interest is payable in arrears in equal semi-annual installments on April 1 and October 1 of each year commencing in 2013.

The following are the contractual maturities related to the Notes, including interest payments.

	Payments due by period
Balance, March 31, 2013	Carrying amount[1]	Contractual cash flows	Remainder of 2013	2014 - 2015	2016 - 2017	Thereafter
Notes	$650.0	$1,007.3	$45.7	$89.0	$89.0	$783.6

[1]	The carrying amount of the long-term debt excludes transaction costs of $10.8 million.

(b)	Credit facilities

The Company has a four-year $500.0 million unsecured revolving credit facility and a four-year $250.0 million unsecured revolving credit facility at Niobec Inc., a wholly-owned subsidiary of the Company. The maturity date of both credit facilities is February 22, 2016 with a provision to extend the maturity date for a period of one year. No funds were drawn against the credit facilities at March 31, 2013 and December 31, 2012. The Company has complied with its credit facility covenants as at March 31, 2013.

The Company has a $75.0 million revolving facility for the issuance of letters of credit. The maturity date of this credit facility was April 22, 2013 with a provision to extend the maturity date for a period of one year. The Company has executed its option to extend the term of the facility for one year so the facility now matures on April 22, 2014. At March 31, 2013, the Company had letters of credit in the amount of $68.0 million to guarantee certain asset retirement obligations compared to $69.5 million at December 31, 2012.

Credit facility issue costs are capitalized in other non-current assets. Amortization is calculated on a straight-line basis over the term of the credit facility. The carrying amount of credit facilities issue costs (net of amortization) at March 31, 2013 was $ 3.4 million (December 31, 2012 - $3.7 million).

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

12.	FINANCIAL INSTRUMENTS

	March 31, 2013		December 31, 2012
	Carrying	Fair	Carrying	Fair
Financial assets (liabilities)	Amount	Value	Amount	Value
Cash and cash equivalents	$648.0	$648.0	$797.3	$797.3
Total receivables	123.0	123.0	130.4	130.4
Marketable securities and warrants held as investments	74.0	74.0	95.3	95.3
Fixed rate investments	4.8	4.8	—	—
Derivatives	5.0	5.0	16.6	16.6
Accounts payable and accrued liabilities	(227.6)	(227.6)	(219.4)	(219.4)
Long-term debt[1]	(650.0)	(646.8)	(650.0)	(651.6)

[1]	The carrying amount and the fair values of the long-term debt exclude transaction costs of $10.8 million at March 31, 2013.

(a)	Available-for-sale financial assets and derivatives

(i)	Marketable securities and warrants held as investments, and market price risk

Share market price exposure risk is related to the fluctuation in the market price of marketable securities and warrants held as investments. During the quarter, the Company reviewed the value of its marketable securities for objective evidence of impairment based on both quantitative and qualitative criteria and determined that an impairment charge of $8.8 million was required, of which $5.3 million was transferred from other comprehensive income to interest income, derivatives and other investment gains (losses).

	Three months ended March 31,
Movement in available-for-sale fair value reserve	2013	2012
Net unrealized change in fair value of available-for-sale financial assets:
Unrealized gains (losses)	$(20.7)	$10.5
Income tax impact	2.7	(1.3)

	(18.0)	9.2

Net realized change in fair value and impairment of available-for-sale financial assets:
Gain on sale of marketable securities	—	(5.6)
Impairment losses	5.3	4.6
Income tax impact	(0.6)	0.1

	4.7	(0.9)

	$(13.3)	$8.3

The Company has share purchase warrants held as investments. Unrealized losses of $0.4 million related to the change in the fair value of these warrants held as investments were recorded in the consolidated statements of earnings for the three months ended March 31, 2013 compared to unrealized gains of $1.3 million for the three months ended March 31, 2012.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

(ii)	Currency exchange rate risk

At March 31, 2013, the Company had outstanding contracts which did not qualify for hedge accounting for:

•

Canadian dollar forward and option contracts for the remainder of 2013 of C$300 million ($294 million) hedging approximately 61% of its planned exposure. Contract rates range from C$1.00/$ to C$1.07/$.

•	Canadian dollar forward and option contracts for 2014 of C$305 million ($288 million) hedging approximately 45% of its planned exposure. Contract rates range from C$1.02/$ to C$1.10/$.

•	Euro forward and option contracts for the remainder of 2013 of €114 million ($140 million) hedging approximately 51% of its planned exposure. Contract rates range from $1.18/€ to $1.28/€.

•	Euro forward and option contracts for 2014 of €96 million ($120 million) hedging approximately 37% of its planned exposure. Contract rates were $1.25/€.

The fair value at March 31, 2013 was included in other current and non-current assets (liabilities).

	March 31, 2013	December 31, 2012
Canadian dollar (C$)	$2.6	$9.2
Euro (€ )	0.4	4.8

	$3.0	$14.0

(iii)	Oil contracts and fuel market price risk

At March 31, 2013, the Company had outstanding option contracts for the remainder of 2013 of 441,000 barrels, which did not qualify for hedge accounting, covering approximately 50% of its estimated fuel exposure. Contract prices range from $75 to $95 per barrel. Planned fuel requirements are for the Rosebel, Essakane, Westwood and Niobec operations.

The fair value at March 31, 2013 was included in other current assets.

	March 31, 2013	December 31, 2012
Crude oil option contracts	$2.4	$2.7

(iv)	Aluminum contracts and market price risk

At March 31, 2013, the Company had outstanding contracts at the Niobec mine, which did not qualify for hedge accounting for:

•	Swap contracts for the remainder of 2013 of 2,325 metric tonnes, hedging approximately 66% of its planned exposure. Contract rates range from $1,955 per metric tonne to $2,146 per metric tonne.

•	Swap and option contracts for 2014 of 2,400 metric tonnes, hedging approximately 49% of its planned exposure. Contract rates range from $1,900 per metric tonne to $2,150 per metric tonne.

The fair value at March 31, 2013 was included in other current and non-current liabilities.

	March 31, 2013	December 31, 2012
Aluminum contracts	$(0.4)	$(0.1)

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

(b)	Derivative gains (losses)

Derivative gains (losses) are included in interest income, derivatives and other investment gains (losses) in the consolidated statements of earnings.

	Three months ended March 31,
	2013	2012
Unrealized gains (losses) on:
Derivatives - currency contracts	$(11.0)	$6.6
Derivatives - oil contracts	(0.3)	0.9
Derivatives - aluminum contracts	(0.3)	0.7
Other	(0.4)	1.4

	(12.0)	9.6

Realized gains (losses) on:
Derivatives - currency contracts	4.0	(0.2)
Derivatives - oil contracts	0.1	0.5
Derivatives - aluminum contracts	—	(0.2)

	4.1	0.1

	$(7.9)	$9.7

13.	FAIR VALUE MEASUREMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair value hierarchy categorizes into three levels the inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs).

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly such as derived from prices.

•	Level 3 inputs are unobservable inputs for the asset or liability.

(a)	Assets and liabilities measured at fair value on a recurring basis

At March 31, 2013, the Company’s assets and liabilities recorded at fair value were as follows:

Balance, March 31, 2013	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$648.0	$—	$—	$648.0
Marketable securities	59.7	—	14.0	73.7
Warrants held as investments	—	0.3	—	0.3
Fixed rate investments	4.8	—	—	4.8
Derivatives
Currency contracts	—	5.7	—	5.7
Oil contracts	—	2.4	—	2.4

	$712.5	$8.4	$14.0	$734.9

Financial liabilities
Long-term debt	$(646.8)	$—	$—	$(646.8)
Derivatives
Currency contracts	—	(2.7)	—	(2.7)
Aluminum contracts	—	(0.4)	—	(0.4)

	$(646.8)	$(3.1)	$—	$(649.9)

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

(b)	Assets and liabilities measured at fair value on a non-recurring basis

Balance, March 31, 2013	Level 1	Level 2	Level 3	Total
Investments in associates - INV Metals [1]	$9.1	$—	$—	$9.1

[1]	The investment in INV Metals included in investments in associates accounted for using the equity method was impaired $18.6 million to its fair value as at March 31, 2013.

(c)	Valuation techniques

Marketable securities

The fair value of available-for-sale marketable securities included in Level 1 is determined based on a market approach. The closing price is a quoted market price from the exchange market that is the principal active market for that particular security. Investments in equity instruments that are available-for-sale financial assets and are not actively traded use valuation techniques that require inputs that are both unobservable and significant, and therefore were categorized as Level 3 in the fair value hierarchy. The Company used the latest transaction price for these securities, obtained from the entity, to value these marketable securities.

Available-for-sale financial assets included in Level 3
Balance, January 1, 2013	$21.7
Change in fair value reported in other comprehensive income	(7.7)

Balance, March 31, 2013	$14.0

Warrants held as investments

The fair value of warrants held as investments, classified as financial assets at fair value through profit and loss, is obtained through the use of the Black-Scholes pricing model, which uses share price inputs and volatility measurements, and is therefore classified within Level 2 of the fair value hierarchy.

Derivatives

For derivative contracts, the Company obtains a valuation of the contracts from counterparties of those contracts. The Company assess the reasonableness of these valuations through internal methods and third party valuations. Valuations are based on forward rates considering the market price, rate of interest and volatility, and take into account the credit risk of the financial instrument, and are therefore classified within Level 2 of the fair value hierarchy.

Long-term debt

Long-term debt is accounted for at amortized cost, using the effective interest rate method. The fair value required to be disclosed is measured using quoted prices (unadjusted) in active markets, and is therefore classified within Level 1 of the fair value hierarchy.

Investments in associates

After application of the equity method, if the fair value of an investment in associate declines below its carrying amount, the Company performs qualitative and quantitative assessments of whether the decline is either significant or prolonged. For publicly traded companies, IAMGOLD measures fair value of its investment in associate based on a market approach reflecting the closing price of the investment in associate’s shares at the balance sheet date. Since there is a quoted-market price, this is classified within Level 1 of the fair value hierarchy.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

14.	CAPITAL MANAGEMENT

	March 31, 2013	December 31, 2012
Cash and cash equivalents	$648.0	$797.3
Gold bullion at market value	215.3	223.3
Credit facilities available for use	750.0	750.0
Long-term debt[1]	650.0	650.0
Common shares	2,316.1	2,315.8

[1]	Long-term debt excludes transaction costs of $10.8 million at March 31, 2013.

The Company’s cash and cash equivalents, and gold bullion position valued at the March 31, 2013 gold market price, was $863.3 million (December 31, 2012 – $1,020.6 million).

The Company continues to have available a short-form base shelf prospectus until July 2013 qualifying the distribution of securities of up to $1.0 billion, that was filed in July 2011.

On January 7, 2013, the Company paid the semi-annual dividend declared on December 10, 2012 of $0.125 per share totaling $47.1 million and paid dividends to the non-controlling interests for the three months ended March 31, 2013 of $1.5 million.

15.	PROVISIONS

	March 31, 2013	December 31, 2012
Asset retirement obligations	$213.8	$218.5
Other	22.4	22 .4

	$236.2	$240.9

Provisions	$230.2	$235.0
Current portion of provisions	6.0	5.9

	$236.2	$240.9

(a)	Asset retirement obligations

As at March 31, 2013, the Company had letters of credit in the amount of $68.0 million to guarantee asset retirement obligations compared to $69.5 million at December 31, 2012. The Company also had legally restricted cash of $2.5 million at March 31, 2013 (December 31, 2012 – $3.1 million) included in other non-current assets for the purposes of settling asset retirement obligations.

(b)	Provisions for litigation claims and regulatory assessments

By their nature, contingencies will only be determined when one or more future events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events.

The Company operates in various countries around the world and may be subject to assessments by the regulatory authorities in each of those countries, which can be complex and subject to interpretation. Assessments may relate to matters such as income and other taxes, duties and environmental matters. The Company is diligent and exercises informed judgment to interpret the provisions of applicable laws and regulations as well as their application and administration by regulatory authorities to reasonably determine and pay the amounts due. From time to time, the Company may undergo a review by the regulatory authorities and in connection with such reviews, disputes may arise with respect to the Company’s interpretations about the amounts due and paid.

The Company is also subject to various litigation actions. In-house counsel, outside legal advisors, and other subject matter experts assess the potential outcome of litigation and regulatory assessments. Accordingly, the Company establishes provisions for future disbursements considered probable.

At March 31, 2013, the Company did not have any material provisions for litigation claims or regulatory assessments. Further, the Company does not believe claims or regulatory assessments for which no provision has been recorded will have a material impact on the financial position of the Company.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

16.	SHARE CAPITAL

(a)	Authorized

•	Unlimited first preference shares, issuable in series

•	Unlimited second preference shares, issuable in series

•	Unlimited common shares

(b)	Issued and outstanding common shares

	Three months ended March 31,
Number of shares (in millions)	2013	2012
Outstanding, beginning of the year	376.5	375.9
Issuance of share capital	0.1	0.2

Outstanding, end of the period	376.6	376.1

17.	EARNINGS PER SHARE

Basic earnings per share computation

	Three months ended March 31,
	2013	2012
Numerator:
Net earnings attributable to equity holders of IAMGOLD	$10.9	$119.2

Denominator:
Weighted average number of common shares (basic) (in millions)	376.6	376.0

Basic earnings attributable to equity holders of IAMGOLD per share ($/share)	$0.03	$0.32

Diluted earnings per share computation

	Three months ended March 31,
	2013	2012
Denominator (in millions):
Weighted average number of common shares (basic)	376.6	376.0
Dilutive effect of employee share options	0.1	0.7
Dilutive effect of employee restricted share units	0.2	0.1

Weighted average number of common shares (diluted)	376.9	376.8

Diluted earnings attributable to equity holders of IAMGOLD per share ($/share)	$0.03	$0.32

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

Equity instruments excluded from the computation of diluted earnings per share which could be dilutive in the future were as follows:

	Three months ended March 31,
(in millions)	2013	2012
Share options	5.7	2.4
Performance share units	0.4	0.2

	6.1	2.6

18.	SHARE-BASED PAYMENTS

	Three months ended March 31,
	2013	2012
Share option plan	$1.3	$1.1
Share bonus plan	0.4	0.2
Deferred share plan	1.0	0.5

	$2.7	$1.8

(a)	Share option plan

The Company has a comprehensive share option plan for its full-time employees, directors and officers. The options vest over three to five years and expire no later than 7 years from the grant date.

At March 31, 2013, the total number of shares reserved for the grants of share options was 20,257,401. At March 31, 2013, the shares that remained in reserve were 6,508,601 of which 6,127,228 were outstanding and 381,373 were unallocated.

	Share options (in millions)	Weighted average exercise price (C$)[1]
Outstanding, beginning of the year	4.2	$13.92
Granted	2.0	7.71
Exercised	—	6.40
Forfeited	(0.1)	12.97

Outstanding, end of the period	6.1	$11.89

Exercisable, end of the period	2.2	$12.96

1.	Exercise prices are denominated in Canadian dollars. The exchange rate at March 31, 2013, between the U.S. dollar and Canadian dollar was C$1.0160 /U.S.$.

The following are the weighted average inputs to the Black-Scholes model used in determining fair value of options granted for the three months ended March 31, 2013. The estimated fair value of the options is expensed over its expected life.

Three months ended March 31, 2013	Share options
Weighted average risk-free interest rate	1.00%
Weighted average expected volatility[1]	46.00%
Weighted expected dividend yield	3.35%
Weighted average expected life of options issued (years)	5.0
Weighted average grant-date fair value (C$ per share)	$2.35
Weighted average share price at grant date (C$ per share)	$7.68
Weighted average exercise price (C$ per share)	$7.71

[1]	Expected volatility is estimated by considering historic average share price volatility based on the average expected life of the options.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

(b)	Other share-based payment plans

(i)	Share bonus plan

The Company has a share bonus plan for employees and directors with a maximum allotment of 740,511 common shares. As at March 31, 2013, the shares that remained in reserve were 431,210 of which 160,438 were outstanding and 270,772 were unallocated.

A summary of the status of the Company’s restricted share units issued to employees and directors under the share bonus plan reserve and changes during the three months ended March 31, 2013 is presented below.

(in millions)	Restricted share units
Outstanding, beginning of the year	0.2
Issued	—

Outstanding, end of the period	0.2

(ii)	Deferred share plan

The Company has a deferred share plan for employees and directors whereby a maximum of 2,359,489 common shares may be awarded. At March 31, 2013, the shares that remained in reserve were 2,241,291 of which 1,668,939 were outstanding and 572,352 were unallocated.

(in millions)	Share units
Outstanding, beginning of the year	0.8
Granted	0.9
Forfeited	—

Outstanding, end of the period	1.7

Restricted share units (“RSU”)

The following are the weighted average inputs to the model used in determining fair value for restricted share units granted in the three months ended March 31, 2013. The estimated fair value of the awards is expensed over their vesting period.

Three months ended March 31, 2013	Restricted share units
Risk-free interest rate	1.00%
Expected volatility[1]	44.00%
Dividend yield	3.26%
Weighted average expected life of RSUs issued (years)	2.8
Weighted average grant-date fair value (C$ per share)	$7.22
Weighted average share price at grant date (C$ per share)	$7.88
Model used	Black-Scholes

[1]	Expected volatility is estimated by considering historic average share price volatility adjusted for market fluctuations.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

Performance share units (“PSU”)

The following are the weighted average inputs to the model used in determining fair value for performance share units granted in the three months ended March 31, 2013. The estimated fair value of the awards is expensed over their vesting period.

Three months ended March 31, 2013	Performance share units
Risk-free interest rate	1.00%
Expected volatility[1]	44.00%
Weighted average expected life of PSUs issued (years)	2.9
Weighted average grant-date fair value (C$ per share)	$3.47
Weighted average share price at grant date (C$ per share)	$7.57
Model used	Monte Carlo

[1]	Expected volatility is estimated by considering historic average share price volatility adjusted for market fluctuations.

19.	COST OF SALES

Cost of sales includes mine production, transport and smelter processing costs, applicable site administrative costs, applicable stripping costs, other related costs, royalty expenses, and depreciation expense.

	Three months ended March 31,
	2013	2012
Operating costs - mines	$131.1	$124.4
Royalties	14.9	17.0
Depreciation expense[1]	38.4	37.4

	$184.4	$178.8

[1]	Depreciation expense excludes depreciation relating to corporate assets, which is included in general and administrative expenses.

20.	GENERAL AND ADMINISTRATIVE EXPENSES

	Three months ended March 31,
	2013	2012
Salaries	$5.6	$4.7
Director fees and expenses	0.4	0.7
Professional and consulting fees	2.4	2.2
Other administration costs	1.0	2.7
Share-based payments	2.7	1.8
Depreciation expense	0.6	0.6

	$12.7	$12.7

21.	FINANCE COSTS

	Three months ended March 31,
	2013	2012
Interest expense	$7.7	$—
Credit facility fees	1.1	1.0
Accretion expense	0.2	0.3
Other	0.1	1.3

	$9.1	$2.6

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

22.	INTEREST INCOME AND DERIVATIVES AND OTHER INVESTMENT GAINS (LOSSES)

	Three months ended March 31,
	2013	2012
Interest income	$0.9	$1.1
Impairment of investments	(27.4)	(4.6)
Derivative gains (losses)	(7.9)	9.7
Gains (losses) on sale of assets	(0.3)	2.3
Gains on sale of marketable securities	—	5.6
Other	3.7	0.5

	$(31.0)	$14.6

23.	CASH FLOW ITEMS

(a) Adjustments for other non-cash items within operating activities

	Three months ended March 31,
	2013	2012
Share-based payments	$2.7	$1.8
Gains on sale of marketable securities	—	(5.6)
Impairment of investments	27.4	4.6
Losses (gains) on sale of assets	0.3	(2.3)
Derivative losses (gains)	7.9	(9.7)
Share of net earnings from investments in associates and joint ventures (net of income tax)	(6.8)	(10.2)
Other	(2.5)	1.5

	$29.0	$(19.9)

(b)	Adjustments for cash items within operating activities

	Three months ended March 31,
	2013	2012
Disbursements related to asset retirement obligations	$(0.8)	$(0.4)
Settlement of derivatives	4.1	0.8
Other	(0.2)	(0.2)

	$3.1	$0.2

(c)	Movements in non-cash working capital items and non-current ore stockpiles

	Three months ended March 31,
	2013	2012
Receivables and other current assets	$7.5	$16.1
Inventories and non-current ore stockpiles	(27.1)	(26.4)
Accounts payable and accrued liabilities	3.9	(21.3)

	$(15.7)	$(31.6)

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

(d)	Other investing activities

	Three months ended March 31,
	2013	2012
Acquisition of investments	$(5.2)	$(15.5)
Proceeds from sale of investments	—	7.4
Restricted cash	0.5	(1.2)
Net acquisitions of other assets	(1.4)	(0.8)
Other	1.2	—

	$(4.9)	$(10.1)

24.	COMMITMENTS

(a)	Capital commitments

	March 31, 2013	December 31, 2012
Purchase obligations	$125.2	$98.8
Capital expenditures obligations	76.4	100.7
Leases	7.8	8.6

	$209.4	$208.1

(b)	Capital commitments – Payments due by period

	Payments due by period
At March 31, 2013	Total	Remainder of 2013	2014 - 2015	2016 - 2017	Thereafter
Purchase obligations	$125.2	$112.2	$8.0	$4.7	$0.3
Capital expenditures obligations	76.4	76.4	—	—	—
Leases	7.8	3.2	3.9	0.7	—

	$209.4	$191.8	$11.9	$5.4	$0.3

25.	RELATED PARTY TRANSACTIONS

The Company had the following significant related party transactions included in receivables and other current assets in the consolidated balance sheets.

In 2012, the Company loaned its joint ventures a total of $32.0 million ($20.0 million to Sadiola and $12.0 million to Yatela) for operating expenses. The loans bear interest at LIBOR plus 2% and are to be repaid on the earlier of December 1, 2013 for Sadiola, and September 30, 2013 for Yatela, and, at such time as the borrower has sufficient free cash flow to do so. These loans had a balance of $32.6 million as at March 31, 2013 (December 31, 2012 – $32.3 million), including accrued interest income.

During 2012, Sadiola declared dividends of which $16.0 million was the Company’s share.

The Company has a non-interest bearing loan from Sadiola for certain services rendered which had a balance of $7.8 million as at March 31, 2013 (December 31, 2012 – $2.5 million).

On August 31, 2011, as consideration for the sale of its shares in Gallery Gold Pty Ltd., the Company received a promissory note from Galane in the amount of $3.8 million at an annual interest rate of 6% payable quarterly commencing November 30, 2011, and with principal payable over three years in equal installments on February 28, 2013, August 30, 2013 and February 28, 2014. The promissory note had an outstanding balance of $2.5 million as at March 31, 2013, including accrued interest income. As at December 31, 2012, of the $3.8 million outstanding, $1.3 million was included in other non-current assets with the remaining $2.5 million included in receivables and other current assets.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

26.	SEGMENTED INFORMATION

Three months ended March 31, 2013

	Consolidated statement of earnings information
	Revenues	Cost of sales [1]	Depreciation expense	General and administrative	Exploration	Other	Earnings (losses) from operations	Capital expenditures [2]
Gold mines
Suriname	$135.7	$59.6	$13.0	$—	$1.3	$—	$61.8	$48.3
Burkina Faso	117.6	54.7	17.3	—	0.3	—	45.3	76.1
Canada	—	0.3	0.4	(0.1)	0.1	(2.1)	1.4	51.9

Total gold mines excluding joint ventures	253.3	114.6	30.7	(0.1)	1.7	(2.1)	108.5	176.3
Niobium	49.7	30.1	5.9	—	—	—	13.7	18.2
Exploration and Evaluation	—	0.1	0.3	0.4	19.2	—	(20.0)	0.2
Corporate[3]	2.3	1.2	1.5	12.4	1.2	—	(14.0)	—

Total per consolidated financial statements	305.3	146.0	38.4	12.7	22.1	(2.1)	88.2	194.7
Joint ventures (Mali)[4]	45.0	31.7	3.0	—	0.8	—	9.5	14.4

	$350.3	$177.7	$41.4	$12.7	$22.9	$(2.1)	$97.7	$209.1

Three months ended March 31, 2012

	Consolidated statement of earnings information
	Revenues	Cost of sales [1]	Depreciation expense	General and administrative	Exploration	Other	Earnings (losses) from operations	Capital expnditures [2]
Gold mines
Suriname	$148.5	$56.3	$12.5	$—	$2.6	$—	$77.1	$22.1
Burkina Faso	149.6	51.0	18.2	—	0.7	—	79.7	41.1
Canada	6.2	3.1	0.1	(0.4)	1.2	(2.8)	5.0	39.3

Total gold mines excluding joint ventures	304.3	110.4	30.8	(0.4)	4.5	(2.8)	161.8	102.5
Niobium	48.4	29.8	4.7	0.1	—	0.1	13.7	15.0
Exploration and Evaluation	—	0.2	—	0.2	15.0	—	(15.4)	0.7
Corporate[3]	1.4	1.0	1.9	12.8	—	0.3	(14.6)	0.7

Total per consolidated financial statements	354.1	141.4	37.4	12.7	19.5	(2.4)	145.5	118.9
Joint ventures (Mali)[4]	50.1	37.4	2.5	—	0.7	(0.1)	9.6	14.2

	$404.2	$178.8	$39.9	$12.7	$20.2	$(2.5)	$155.1	$133.1

[1]	Excludes depreciation expense.
[2]	Expenditures for mining assets and exploration and evaluation assets.
[3]	Includes earnings from royalty interests.
[4]

Net earnings from joint ventures are included in a separate line in the consolidated statements of earnings. The breakdown of the financial information has been disclosed above as it is reviewed regularly by the Company’s chief operating decision maker to assess its performance and to make resource allocation decisions.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013

	March 31, 2013			December 31, 2012
	Total non- current assets	Total assets	Total liabilities	Total non- current assets	Total assets	Total liabilities
Gold mines
Suriname	$767.4	$955.8	$282.5	$731.3	$876.3	$249.4
Burkina Faso	1,036.2	1,229.9	165.2	976.0	1,187.9	158.5
Canada	801.1	862.2	146.5	768.1	823.8	158.0

Total gold mines	2,604.7	3,047.9	594.2	2,475.4	2,888.0	565.9
Niobium	493.0	555.5	164.1	481.1	538.4	162.6
Exploration and Evaluation	546.9	583.4	10.2	549.9	593.9	12.7
Corporate[1]	409.6	1,095.7	702.4	425.4	1,275.3	749.6

Total per consolidated financial statements	$4,054.2	$5,282.5	$1,470.9	$3,931.8	$5,295.6	$1,490.8

Joint ventures (Mali)[2]	$166.0	$220.5	$104.6	$151.3	$207.6	$99.6

[1]	The carrying amount of the joint ventures is included in the Corporate segment as non-current assets.
[2]

The breakdown of the financial information has been disclosed above as it is reviewed regularly by the Company’s chief operating decision maker to assess performance of the joint ventures and to make resource allocation decisions.

IAMGOLD CORPORATION

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS – MARCH 31, 2013